EXHIBIT 99.1


On July 28, 1998, the Registrant issued the following press release:


        PYR ENERGY COMMENCES DRILLING SECOND CALIFORNIA EXPLORATION WELL
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     DENVER - PYR Energy  Corporation  (OTC EBB: PYRX) today announced the start of drilling operations on its Rainbow 'Stevens' Prospect in the School Road area of the southern San Joaquin Basin of California. The Federal # 67X-30 well, located in SE1/4, Sec 30, T32S, R25E, is 2.5 miles to the southeast of the Buena Vista field, which has cumulative production of 836 million BOE, and 3 miles directly east of the Midway-Sunset field, which has cumulative production in excess of 2.5 billion BOE. PYR anticipates the well will take approximately 45 days to reach its estimated total depth of 12,500 feet.

     PYR Energy has retained a 40% working interest in the prospect and surrounding area of mutual interest. This initial test well is designed to test multiple upper Miocene 'Stevens' sandstone reservoirs in a combination structural/stratigraphic feature as defined by a 42-square-mile 3-D seismic survey.

     The School Road project is the second in a series of three exploration projects to be drilled by PYR in 1998. The first project, East Lost Hills, was spud on May 14, 1998 and is currently drilling ahead toward an anticipated total depth of 19,000 feet. In the third project at SE Maricopa, a 52-square-mile 3-D seismic survey has been acquired and is currently in processing.

     PYR Energy Corporation applies advanced 3-D seismic and computer-aided exploration technologies to systematically explore for and exploit onshore oil and natural gas accumulations in the western United States.

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This  release   contains   forward-looking   statements   regarding  PYR  Energy
Corporation's future plans and expected performance based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company's reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control.